Exhibit 10.19

Consulting Agreement

Nava Health MD, LLC (formerly known as Nava Management, LLC) and Douglas Lord, M.D.

This Consulting Agreement (“Agreement”) is made and entered into as of April 12, 2022 by and between Douglas Lord, M.D., with an address at 15814 Thistlebridge Dr, Rockville MD 20853, (“Consultant”) and Nava Health MD, LLC (formerly known as Nava Management, LLC), with an address at 9755 Patuxent Woods Drive, Suite I00, Columbia, MD 21046 (“Client”). Client desires to retain Consultant as an independent contractor to perform certain services for Client, and Consultant is willing to perform such services on the terms and conditions set forth more fully below. In consideration of the mutual promises contained herein, the parties hereto agree as follows:

I. Services and Statement of Work: Consultant will provide Client the services described in each applicable Statement(s) of Work (“SOW”) (such services, “Services”). Prior to acceptance of a SOW(s), Consultant must agree to provide services described. Schedule A, attached and incorporated by reference, is the first SOW.

Rates: Client agrees to pay Consultant as follows:

●	Title: Medical Director
●	$ 20,000 per year, paid in monthly installments for consulting services

All other expenses and any travel expenses must be approved by Client in writing (including by email) in ad vance. Consultant will be responsible for all taxes on the foregoing fees.

3. Term:

a. Term. The term of this Agreement will begin on the Effective Date and continue for a period of one (1) year, automatically renewing thereafter for additional periods of one (1) year, unless terminated earlier as set forth in this Section.

b. Termination. Unless otherwise specified in the applicable SOW, Client may tenninate this Agreement and /or any SOW at any time and for any or no reason upon sixty (60) days written notice to Consultant. Any termination of a SOW shall not result in termination of any other SOW(s) or this Agreement. However any termination of this Agreement shall result in termination of all then-in effect SOW(s). In addition, either party may terminate this Agreement if the other party: (i) fails to cure any breach of this Agreement within thirty (30) days of the non-breaching party’s written notice of such breach; (ii) ceases to do business in the ordinary course; or (iii) seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against such party. Upon any termination, Client shall promptly pay Consultant for any unpaid, undisputed invoices, disbursements and costs incurred by Consult ant for Services authorized by Client up to the date of termination.

4. Payment: Consultant will be paid monthly. Consultant is responsible for all applicable state, federal or other taxes.

5. Warranties; Ownership; Confidentiality:

(a) Consultant represents and warrants that: (i) Consultant has the right to provide all know how, components, processes, etc. that form part or all of any deliverables; (ii) unless otherwise indicated by Consultant, such know how, components, processes, etc. are not subject to the ownership or other rights of any third party; (iii) Consultant is in compliance with and will continue to be in compliance with all applicable laws, rules, and regulations and maintains and will maintain all necessary licenses, permits, authorizations, and approvals in connection with the Services.

(b) Each party represents and warrants that (i) it has all necessary rights and authority to execute and deliver this Agreement and perform its obligations hereunder; (ii) neither this Agreement nor such party’s performance of its obligations hereunder will place such party in breach of any other contract or obligation and will not violate the rights of any third party; and (iii) to the best of each party’s knowledge, any and all data, information, reports, analysis, artwork, logos, graphics, video, text, and other materials, including without limitation, financial data supplied by such party to the other party in connection with this Agreement is, accurate, valid and true in all material respects.

(c) Consultant acknowledges and agrees that Client has or will disclose thought processes, business strategies/methods, business data, and other information that is of critical importance to Client’s business and all of which Client regards as valuable and proprietary property belonging solely to Client. For the purposes of this subsection, Client’s proprietary information includes information that: (i) Client discloses to Consultant that is not publicly known and is not already in use by Consultant prior to the date of this Agreement, (ii) Client information that Consultant has access to while performing services for Client that is not publicly known and is not already in use by Consultant prior to the date of this Agreement, and/or (iii) Client information used by Consultant in any deliverables provided to Client that is not publicly known and is not already in use by Consultant prior to the date of this Agreement. Consultant agrees: (i) that all such proprietary information is owned by and belongs to Client even if all or a portion thereof is used by Consultant in any deliverables, (ii) not to use any such proprietary information except for the purposes of this Agreement and not in connection with assignments for other clients, and (iii) provided Consultant’ receives full payment of its invoice(s), any deliverables incorporating any such proprietary information (including, without limitation, work products, recommendations, enhancements, developments, new processes, combinations of existing processes, etc.) that it provides in connection with this Agreement will belong solely to Client and that Consultant will have no rights to or any interest in any such de liverables. Consultant agrees (at Client’s expense) to take any reasonable action deemed necessary by Client to register, perfect, or otherwise establish Client’s ownership and interest in all such deliverables.

(d) Consultant agrees to maintain the confidentiality of all such proprietary information and will not disclose proprietary information to any third party individual, group of individuals, corporation, or other entity without the prior written consent of Client. If disclosing proprietary information to its own employees or agents, Consultant shall further limit the circulation and disclosure to those persons having a bona fide “need to know” the proprietary information and ensure that such persons are informed of the proprietary nature thereof and agree to and are required to observe the provisions of confidentiality set forth in this Agreement.

6. Jurisdiction and Choice of Law: Interpretation of this Agreement and the rights and obligations of the parties under it shall be subject to, and all disputes arising under or out of or relating to this Agreement should be resolved, in accordance with the laws of the State of Maryland (without regard for its conflicts of laws provisions). Jurisdiction over any action between the parties arising from this Agreement shall lie exclusively in the appropriate State or Federal court located within Baltimore County, Maryland, and the parties expressly consent to personal jurisdiction and venue in any of those courts and will not object to such jurisdiction on the ground of forum non convenience or otherwise.

7. Attorneys’ Fees: If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

8. LIMITATION OF LIABILITY: NEITHER PARTY SHALL HAVE LIABILITY FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR SPECULATIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, HOWEVER ARISING EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER BASED IN CONTRACT, TORT, OR ANY OTHER LEGAL THEORY.

9. Survival: All provisions relating to confidentiality, non-disclosure (as provided in that separate non-disclosure agreement previously executed by the parties), exclusivity, non-solicitation, jurisdiction, attorneys’ fees, and limitations on liability shall survive the termination of this Agreement.

10. Miscellaneous: If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall not be affected thereby and shall be binding upon the parties hereto, and shalI be enforceable, as though said invalid or unenforceable provision were not contained herein. No delay or failure by either party to exercise any right or remedy will operate as a waiver thereof The parties hereby agree that this agreement shall constitute the entire agreement and understanding between the parties hereto and shall supersede and replace any and all prior or contemporaneous representations, agreements or understandings of any kind, whether written or oral, relating to the subject matter hereof. Except as otherwise set forth herein, this Agreement may be amended or modified only by an instrument in writing signed by or on behalf of the parties hereto. The headings of this Agreement are for the convenience of Consultant and Client only and they do not have any interpretive significance. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute the agreement of the parties notwithstanding that they are not a signatory to the original or to the same counterpart. A counterpart may be delivered via facsimile and the facsimile received will be deemed to be an original.

AGREED TO AND ACCEPTED as of this g day of April 12 2022:

Consultant:	Nava Health MD, LLC
Douglas Lord	(formerly known as Nava Management, LLC)

/s/	/s/

4-12/2022	Bernaldo Dancel
Date	Name

CEO
Title

4-12-2022
Date

Schedule A

Statement of Work

Dated: April 12, 2022

Key Deliverables

Consultant shall serve as Medical Director as an independent contractor for Nava Health MD, LLC (formerly known as Nava Management, LLC) and perform the following services:

●	Assist with the recruiting and selection of practitioners
●	Lead training specific to their discipline for all Nava Center staff
●	Define Nava modalities to be used and ensure all practitioners in their discipline are practicing in accordance to their guidelines
●	Work with Nava’s management team to refine Nava protocols, develop new products & services and oversee the growth of Nava to ensure consistency & scaling capabilities
●	Provide content for the Nava’s marketing team to use on website, social media, brochureware and client communications

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